Exhibit 99.1

FOR IMMEDIATE RELEASE	No. 10-15

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

OMNI DISCLOSES NOTIFICATION OF DEFICIENCY

CARENCRO, LA – August 31, 2010 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today disclosed, pursuant to NASDAQ® Rule 5810(b), that it has received a standard notification from NASDAQ as a result of the failure to file the Company’s Form 10-Q for the period ended June 30, 2010 (“Form 10-Q”) as required under NASDAQ’s Rule 5250(c)(1).

The Company timely filed a Form 12b-25 with the Securities and Exchange Commission on August 17, 2010 disclosing that the Company is unable to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 without unreasonable effort or expense. As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2010, the Audit Committee of the Board of Directors of the Company, with the assistance of management, has determined that certain of its previous financial statements must be amended. As a result, the Company has determined to amend its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 to reflect the restatement of the financial statements reflected therein (fiscal years ended December 31, 2009, 2008, 2007 and 2006). Until the above referenced Annual Reports and interim period unaudited financial statements have been amended, the Company is unable to complete the preparation of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. The Company is also working to complete its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. The Company plans to file the Forms 10-Q for the quarters ended March 31 and June 30, 2010 as soon as practicable after the review of its financial statements for the quarters ended March 31 and June 30, 2010 by the Company’s independent registered public accountants. The Company is in the process of completing a plan to regain compliance with the NASDAQ rules for submission to NASDAQ prior to the November 15, 2010 deadline.

About OMNI Energy Services Corp.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through three business segments: Seismic Services (including drilling, survey and permitting services), Environmental and Other Services, and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Safe Harbor Regarding Forward-Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the non-compliance with NASDAQ listing requirements and the possible delisting of OMNI’s securities, the impact of the current economic climate, the efficacy of I.M.P.A.C.T. ™ cleaning technology and receipt of its patent, the timely conversion of seismic drilling backlog into revenue, the acceptance and use of OMNI’s environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental and other services and equipment leasing business segments, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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